Exhibit 10.3

 Execution Copy

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

OIL STATES INTERNATIONAL, INC.

AND

CIVEO CORPORATION

DATED AS OF MAY 27, 2014

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Article VI
U.S. Qualified Defined Contribution Plans

Section 6.1	Establishment of the Civeo 401(k) Plan	23
Section 6.2	Transfer of OS 401(k) Plan Assets	23
Section 6.3	Continuation of Elections	23
Section 6.4	Tax Qualified Status	24

Article VII
Nonqualified DEFERRED Compensation Plans

Section 7.1	Establishment of Civeo Deferred Compensation Plan	24
Section 7.2	Transfer of Liability and Responsibility	24
Section 7.3	Continuation of Deferral Elections	25
Section 7.4	Grantor Trusts	25
Section 7.5	Section 409A	25

Article VIII
Welfare Plans

Section 8.1	Establishment of Civeo Welfare Plans	26
Section 8.2	Transitional Matters Under Civeo Welfare Plans	26
Section 8.3	Benefit Elections and Designations and Continuity of Benefits	27
Section 8.4	Insurance Contracts	28
Section 8.5	Third-Party Vendors	28

Article IX
Workers’ Compensation and Unemployment Compensation

Section 9.1	Civeo Workers’ and Unemployment Compensation	28
Section 9.2	Assignment of Contribution Rights	29
Section 9.3	Collateral	29
Section 9.4	Cooperation	29

Article X
Severance

Section 10.1	Establishment of Civeo Severance Program	29
Section 10.2	Liability for Severance	29

Article XI
Benefit Arrangements and Other Matters

Section 11.1	Termination of Participation	29
Section 11.2	Accrued Time Off	29
Section 11.3	Leaves of Absence	30
Section 11.4	Collective Bargaining Agreements	30
Section 11.5	Restrictive Covenants in Employment and Other Agreements	30

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SCHEDULES

Schedule 3.1(a) – Certain Civeo Group Employees

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, made and entered into effective as of May 27, 2014 (this “Agreement”), is by and between Oil States International, Inc., a Delaware corporation (“Oil States”), and Civeo Corporation, a Delaware corporation and wholly owned subsidiary of Oil States (“Civeo”). Oil States and Civeo are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Oil States has determined that it would be appropriate, desirable and in the best interests of Oil States and the shareholders of Oil States to separate the Civeo Business from Oil States;

WHEREAS, concurrently herewith, Oil States and Civeo will enter into the Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), in connection with the separation of the Civeo Business from Oil States and the Distribution of Civeo Common Stock to shareholders of Oil States;

WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Civeo and its Subsidiaries from Oil States; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
General principles for allocation of liabilities

Section 1.1     General Principles.

(a)     Each member of the OS Group and each member of the Civeo Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the OS Benefit Plans by all Civeo Group Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or, if not specifically provided under this Agreement, as of the Effective Time).

(b)     Except as otherwise provided in this Agreement, effective as of the Distribution Date, one or more members of the Civeo Group (as determined by Civeo) shall assume or continue the sponsorship of, and no member of the OS Group shall have any further Liability with respect to or under, the following agreements, obligations and Liabilities, and Civeo shall indemnify each member of the OS Group, and the officers, directors, and employees of each member of the OS Group, and hold them harmless with respect to such agreements, obligations or Liabilities:

(i)     any and all individual agreements entered into between any member of the OS Group or Civeo Group and any Civeo Group Employee or Former Civeo Group Employee;

(ii)     any and all agreements entered into between any member of the OS Group or Civeo Group and any individual who is a consultant or an independent contractor providing services primarily for the benefit of the Civeo Business;

(iii)     any and all collective bargaining agreements, collective agreements and trade union or works council agreements entered into between any member of the OS Group or Civeo Group and any labor union, trade union, works council or other representative of Civeo Group Employees (it being acknowledged and understood that Civeo shall be responsible for completing all successor employer applications, if any, with respect to agreements and for obtaining all required certifications with respect to such applications);

(iv)     any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, payment owed for any vacation or paid time off entitlement and any other compensation or benefits payable to or on behalf of any Civeo Group Employees or Former Civeo Group Employees on or after the Distribution Date, without regard to when such wages, salaries, incentive compensation, commissions, bonuses, or other compensation or benefits are or may have been earned;

(v)     any and all Liabilities and other obligations relating to any Benefit Plan that is sponsored, maintained or contributed to exclusively by a member or members of the Civeo Group or for the benefit of one or more Civeo Group Employees or Former Civeo Group Employees (whether or not such Liabilities relate to Civeo Group Employees or Former Civeo Group Employees);

(vi)     any and all expenses and obligations related to relocation, repatriation, transfers or similar items incurred by or owed to any Civeo Group Employees or Former Civeo Group Employees that have not been paid prior to the Distribution Date;

(vii)     any and all immigration-related, visa, work application or similar rights, obligations and Liabilities related to any Civeo Group Employees and Former Civeo Group Employees;

(viii)     any employment tax, superannuation, employment insurance, pension plan or similar Liabilities incurred or owed with respect to Civeo Group Employees and Former Civeo Group Employees; and

(ix)     any and all Liabilities and obligations whatsoever with respect to claims made by, on behalf of, or with respect to any Civeo Group Employees, Former Civeo Group Employees or independent contractors providing services primarily for the Civeo Business including any such Liability or obligation in connection with any labor or employment practice, workers’ compensation claims, labor or employment Laws (including the Alberta Human Rights Act), employee benefit plan, program or policy not otherwise expressly retained or assumed by any member of the OS Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the Civeo Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

For the avoidance of doubt, if applicable Law requires Civeo or a member of the Civeo Group to enter into new agreements with the applicable Civeo Group Employee in order to assume new, equivalent and contractual obligations that would permit Civeo to satisfy the terms of Section 1.1(b) above, then Civeo or a member of the Civeo Group shall enter into such agreements.

(c)     Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the Civeo Group shall have any further Liability for, and Oil States shall indemnify each member of the Civeo Group, and the officers, directors, and employees of each member of the Civeo Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any OS Group Employees and Former OS Group Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the Civeo Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the OS Group or any officer, director, employee or agent thereof on, prior to or after the Distribution Date.

Section 1.2     Service Credit.

(a)     Service for Participation, Eligibility, Vesting, and Benefit Level Purposes. Except as otherwise provided in any other provision of this Agreement, the Civeo 401(k) Plan, and the Civeo Welfare Plans shall, and Civeo shall cause each member of the Civeo Group to, recognize each Civeo Group Employee’s full service credit for purposes of participation, eligibility, vesting and determination of level of benefits under any Civeo Benefit Plan for such Civeo Group Employee’s service with any member of the OS Group on or prior to the Effective Time, to the same extent such service would be credited if it had been performed for a member of the Civeo Group.

(b)     Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records available to the first Party to document such service, plan participation and membership of such Employees and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and determination of level of benefits with respect to any Employee.

Section 1.3     Plan Administration.

(a)     Transition Services. The Parties acknowledge that the OS Group or the Civeo Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate or comparable agreement (if required by HIPAA or other applicable health information or privacy Laws) in connection with such Transition Services Agreement.

(b)     Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any plan sponsored by a member of the OS Group prior to the Effective Time with respect to which Assets or Liabilities are transferred or allocated to plans maintained by a member of the Civeo Group in accordance with this Agreement shall continue in effect under the applicable Civeo Benefit Plan, including deferral, investment and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, to the extent allowed by applicable Law.

Section 1.4     Retention of Civeo Group Plans. In the event any Benefit Plan is sponsored, maintained or contributed to exclusively by a member or members of the Civeo Group or exclusively for the benefit of one or more Civeo Group Employees or Former Civeo Group Employees, from and after the Effective Time, Civeo shall cause a member of the Civeo Group to assume or retain sponsorship of such Benefit Plan and all Liabilities relating thereto (whether or not such Liabilities relate to Civeo Group Employees or Former Civeo Group Employees).

Section 1.5     No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Transfer Document, no participant in the Civeo 401(k) Plan, Civeo Welfare Plans or other Benefit Plans of Civeo shall receive benefits that duplicate benefits provided by the corresponding OS Benefit Plan or arrangement. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Transfer Document or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any OS Group Employee, Former OS Group Employee, OS Director, Civeo Group Employee or Former Civeo Group Employee.

Section 1.6     No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by OS and Civeo, as required by applicable Law, or as explicitly set forth in a Civeo Benefit Plan, a Civeo Group Employee shall be entitled to participate in the Civeo Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding OS Benefit Plan or Benefit Plan sponsored by a member of the Civeo Group as in effect immediately prior to the Distribution Date, with it being the intent of the Parties that this Agreement does not result in any expansion of the number of Civeo Group Employees participating or the participation rights therein that they had prior to the Effective Time.

Article II
Definitions

Section 2.1     Definitions. As used in this Agreement, the following terms have the meanings set forth in this Section 2.1:

“Actual PSU Performance” means, with respect to an OS PSU, the actual attainment of the “Performance Objectives” subject to such OS PSU, as determined by the compensation committee of the board of directors of Oil States based upon performance through the end of the most recently-completed calendar quarter.

“Additional OS RSA Number” means, with respect to an OS Employee RSA, (a) the number of shares with respect to such OS Employee RSA which are outstanding and unvested as of immediately prior to the Effective Time multiplied by (b) the OS Equity Award Ratio, rounded up to the nearest whole share of OS Common Stock, with the resulting product reduced by (c) the number of shares with respect to such OS Employee RSA which are outstanding and unvested as of immediately prior to the Effective Time.

“Additional OS RSAs” has the meaning set forth in Section 4.2(a).

“Adjusted OS DSA” has the meaning set forth in Section 4.4(a).

“Adjusted OS Equity Awards” means Adjusted OS DSAs, Adjusted OS Options, Adjusted OS Phantom Stock Awards and Adjusted OS RSAs.

“Adjusted OS Option” has the meaning set forth in Section 4.3.

“Adjusted OS Phantom Stock Award” has the meaning set forth in Section 4.5(a).

“Adjusted OS Share Number” means, with respect to an Adjusted OS Equity Award, (a) the number of shares of OS Common Stock subject to the related OS Equity Award immediately prior to the Effective Time (assuming, in the case of any OS PSU, settlement based upon attainment of Actual PSU Performance) multiplied by (b) the OS Equity Award Ratio, rounded (i) down to the nearest whole share of OS Common Stock in the case of any Adjusted OS Option and (ii) up to the nearest whole share of OS Common Stock in the case of any Adjusted OS Equity Award other than an Adjusted OS Option.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Employee Matters Agreement, together with all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 13.9.

“ASC 718” means Accounting Standards Codification Topic 718, Compensation – Stock Compensation, or any successor accounting standard.

“Assets” has the meaning set forth in the Separation Agreement.

“Benefit Management Records” has the meaning set forth in Section 3.4(b).

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement (whether written or unwritten) providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays.

“Business Days” means any day other than a Saturday or Sunday or a day in which banking institutions in Houston, Texas are authorized or requested by law to close.

“Civeo” has the meaning set forth in the preamble to this Agreement.

“Civeo 401(k) Plan” has the meaning set forth in Section 6.1.

“Civeo Adjusted Exercise Price” shall mean with respect to a Civeo Option, an amount equal to (A) the exercise price of the relevant OS Option as of the Effective Time divided by (B) the Civeo Equity Award Ratio, rounded up to the nearest whole cent.

“Civeo Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the Civeo Group immediately following the Effective Time.

“Civeo Business” has the meaning set forth in the Separation Agreement.

“Civeo CIC Severance Plan” has the meaning set forth in Section 10.1.

“Civeo Common Stock” means the common stock, par value $0.01 per share, of Civeo.

“Civeo Deferred Compensation Plan” has the meaning set forth in Section 7.1.

“Civeo Deferred Compensation Beneficiaries” has the meaning set forth in Section 7.1.

“Civeo Director” means any individual who is a non-employee member of the board of directors of Civeo immediately after the Effective Time who is not an OS Director.

“Civeo DSA” has the meaning set forth in Section 4.4(a)(ii).

“Civeo Employee DSA” has the meaning set forth in Section 4.4(a)(ii).

“Civeo Employee Option” has the meaning set forth in Section 4.3(b).

“Civeo Employee Phantom Stock Award” has the meaning set forth in Section 4.5(b).

“Civeo Employee PSU” has the meaning set forth in Section 4.4(b)(ii).

“Civeo Employee RSA’ has the meaning set forth in Section 4.2(b).

“Civeo Entity” means any member of the Civeo Group.

“Civeo Equity Awards” means Civeo DSAs, Civeo Options, Civeo Phantom Stock Awards and Civeo RSAs.

“Civeo Equity Award Ratio” means the quotient obtained by dividing (a) the OS Pre-Distribution Stock Value by (b) the Civeo Stock Value.

“Civeo FSA” has the meaning set forth in Section 8.3(b).

“Civeo Grantor Trust” has the meaning set forth in Section 7.4.

“Civeo Group” has the meaning set forth in the Separation Agreement.

“Civeo Group Employee” has the meaning set forth in Section 3.1(a).

“Civeo New Equity Plan” means the plan adopted by Civeo prior to the Effective Time and approved by Oil States, as sole shareholder of Civeo under which the Civeo Equity Awards described in Article IV shall be issued.

“Civeo Option” has the meaning set forth in Section 4.3(b).

“Civeo Phantom Stock Award” has the meaning set forth in Section 4.5(b).

“Civeo RSA” has the meaning set forth in Section 4.2(b).

“Civeo Share Number” means, with respect to a Civeo Equity Award, (a) the number of shares of OS Common Stock subject to the related OS Equity Award immediately prior to the Effective Time (assuming, in the case of any OS PSU, settlement based upon attainment of Actual PSU Performance) multiplied by (b) the Civeo Equity Award Ratio, rounded (i) down to the nearest whole share of Civeo Common Stock in the case of any Civeo Option and (ii) up to the nearest whole share of Civeo Common Stock in the case of any Civeo Equity Award other than a Civeo Option.

“Civeo Short-Term Incentive Plan” has the meaning set forth in Section 5.1.

“Civeo Stock Value” means the simple average of the volume weighted average per share price of Civeo Common Stock trading on the NYSE during Regular Trading Hours on the first three Trading Days following the Distribution Date

“Civeo Welfare Plan” has the meaning set forth in Section 8.2. .

“Civeo Welfare Plan Participants” has the meaning set forth in Section 8.1.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” has the meaning set forth in the Separation Agreement.

“Collective Bargaining Agreements” has the meaning set forth in Section 3.1(h).

“Deferred Compensation Transfer Date” has the meaning set forth in Section 7.2.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” means the time immediately before the effective time of the Distribution.

“Employee” means any OS Group Employee, Former OS Group Employee, Former Civeo Group Employee or Civeo Group Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” has the meaning set forth in Section 3.1(f).

“Former OS Group Employee” has the meaning set forth in Section 3.2.

“Former Civeo Group Employee” has the meaning set forth in Section 3.2.

“FUTA” has the meaning set forth in Section 3.1(f).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder and any similar foreign, state, provincial or local Law.

“Indemnification and Release Agreement” has the meaning set forth in the Separation Agreement.

“IRS” means the Internal Revenue Service.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“NYSE” means the New York Stock Exchange.

“Oil States” has the meaning set forth in the preamble.

“OS 401(k) Plan” means the Oil States International, Inc. Retirement Plan.

“OS Adjusted Exercise Price” shall mean with respect to an Adjusted OS Option, an amount equal to (A)  the exercise price of the relevant OS Option as of the Effective Time divided by (B) the OS Equity Award Ratio, rounded up to the nearest whole cent.

“OS Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the OS Group immediately prior to the Effective Time other than any Benefit Plan sponsored or maintained exclusively by a member of the Civeo Group.

“OS CIC Severance Plan” means the OSI Change of Control Severance Plan for Selected Members of Management, as amended.

“OS Common Stock” means the common stock, par value $0.01 per share, of Oil States.

“OS Deferred Compensation Plan” means the Oil States International, Inc. Deferred Compensation Plan.

“OS Director” means any individual who is a non-employee member of the board of directors of Oil States immediately prior to the Effective Time.

“OS DSAs” means awards of deferred stock granted pursuant to the OS Equity Plan that are subject solely to serviced-based vesting, forfeiture and delivery conditions.

“OS Employee DSA” has the meaning set forth in Section 4.4(a)(i).

“OS Employee Option” has the meaning set forth in Section 4.3(a).

“OS Employee Phantom Stock Award” has the meaning set forth in Section 4.5(a).

“OS Employee PSU” has the meaning set forth in Section 4.4(b)(i).

“OS Employee RSA” has the meaning set forth in Section 4.2(a).

“OS Entity” means any member of the OS Group.

“OS Equity Awards” means OS DSAs, OS Options, OS Phantom Stock Awards, OS PSUs and OS RSAs.

“OS Equity Award Ratio” means the quotient obtained by dividing (a) the OS Pre-Distribution Stock Value by (b) the OS Post-Distribution Stock Value.

“OS Equity Plans” means the Oil States International Inc. 2001 Equity Participation Plan, the Canadian Long Term Incentive Plan, and any other plan or agreement sponsored or maintained by OS immediately prior to the Distribution Date pursuant to which equity or equity-based awards are or may be granted (in each case, as amended from time to time).

“OS Grantor Trust” means the Oil States International, Inc. Deferred Compensation Plan Trust.

“OS Group” has the same meaning as Oil States Group in the Separation Agreement.

“OS Group Employee” has the meaning set forth in Section 3.2(b).

“OS Options” means exercisable and non-exercisable options to purchase shares of OS Common Stock granted pursuant to the OS Equity Plan.

“OS Phantom Stock Award” means an award of cash-settled phantom stock with respect to OS Common Stock granted pursuant to the Canadian Long Term Incentive Plan.

“OS Post-Distribution Stock Value” means the simple average of the volume weighted average per share price of OS Common Stock trading on the NYSE during Regular Trading Hours on the first three Trading Days following the Distribution Date.

“OS Pre-Distribution Stock Value” the simple average of the volume weighted average per share price of OS Common Stock trading “regular way with due bills” on the NYSE during Regular Trading Hours on the Distribution Date and the two immediately preceding Trading Days.

“OS PSUs” means awards of deferred stock pursuant to an OS Equity Plan which are subject to performance-based vesting and forfeiture conditions.

“OS RSAs” means restricted stock awards issued under any of the OS Equity Plans.

“OS Short-Term Incentive Plan” means the Oil States International, Inc. Annual Incentive Compensation Plan.

“OS Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the OS Group as of immediately prior to the Effective Time.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Privacy Contract” means any contract entered into in connection with applicable privacy protection Laws or regulations.

“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending 4:00 P.M. New York City time.

“Securities Act” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in shares of OS Common Stock or Civeo Common Stock is permitted on the NYSE.

“Transfer Document” has the meaning set forth in the Separation Agreement.

“Transition Services Agreement” has the meaning set forth in the Separation Agreement.

“U.S.” means the United States of America.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable foreign, state, provincial or local Law equivalent (including §  137 of the Employment Standards Code).

“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits.

Section 2.2     Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a)     words used in the singular include the plural and words used in the plural include the singular;

(b)     if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c)     reference to any gender includes the other gender and the neuter;

(d)     the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)     the words “shall” and “will” are used interchangeably and have the same meaning;

(f)     the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g)     relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h)     all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question;

(i)     whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j)     accounting terms used herein have the meanings historically ascribed to them by Oil States and its Subsidiaries, including Civeo for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k)     reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l)     the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m)     the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Distribution;

(n)     reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(o)     reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(p)     references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(q)     if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(r)     unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(s)     the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and Exhibit and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(t)     any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

Article III
Assignment of Employees

Section 3.1     Active Employees.

(a)     Civeo Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately prior to the Effective Time, the employment of each individual (i) who is employed by Civeo or a Subsidiary of Civeo as of immediately prior to the Effective Time, (ii) whose employment duties are to be exclusively related to the Civeo Business immediately following the Effective Time or (iii) who is listed on Schedule 3.1(a) (collectively, the “Civeo Group Employees”) shall continue with a member of the Civeo Group or shall be assigned and transferred to a member of the Civeo Group (in each case, with such member as determined by Civeo). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(b)     OS Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately prior to Effective Time, the employment of each individual who is employed by a member of the OS Group and is not a Civeo Group Employee (collectively, the “OS Group Employees”) shall continue with a member of the OS Group or shall be assigned and transferred to a member of the OS Group (in each case as determined by Oil States). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(c)     At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the OS Group or any member of the Civeo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Distribution Date (except as required by applicable Law) or (ii) change the employment status of any Employee from “at will,” to the extent such Employee is an “at will” employee under applicable Law.

(d)     Severance; Separation from Service. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not be deemed a severance of employment or “separation from service” (as defined in Section 409A of the Code) of any Employee for purposes of this Agreement or any Benefit Plan of any member of the OS Group or any member of the Civeo Group.

(e)     Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction in connection with the Distribution shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan of any member of the OS Group or any member of the Civeo Group.

(f)     Payroll and Related Taxes. With respect to the portion of the tax year occurring prior to the day immediately following the Distribution Date, OS will (i) be responsible for all payroll obligations, tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all Civeo Group Employees and Former Civeo Group Employees for such period. With respect to the remaining portion of such tax year, Civeo will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding Civeo Group Employees and (ii) furnish a Form W-2 or similar earnings statement to all Civeo Group Employees. With respect to each Civeo Group Employee, Oil States and Civeo shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (i) treat Civeo (or the applicable Civeo Entity) as a “successor employer” and OS (or the applicable OS Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (b) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such Civeo Group Employee for the tax year during which the Effective Time occurs, and (c) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Civeo Group Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53.

(g)     Employment Contracts; Expatriate Obligations. Effective as of the Effective Time, Civeo will assume and honor, or will cause a member of the Civeo Group to assume and honor, any agreements to which any Civeo Group Employee is party with any OS Entity, including any (i) employment contract, executive agreement or consulting agreement, (ii) retention, severance or change of control arrangement or (iii) expatriate (including any international assignee) contract or arrangement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country).

(h)     Collective Bargaining Agreements. Prior to the Distribution Date, Oil States and Civeo will take or cause to be taken any actions necessary to cause a Civeo Entity to assume or retain all collective bargaining agreements, collective agreements, trade union or works council agreements and any other contractual or other obligation to a labor union, trade union, works council or other representative of any Civeo Group Employee relating to the Civeo Group Employees (collectively, the “Collective Bargaining Agreements”) to the maximum extent permitted by applicable Law. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations owed to the Employees covered by any such agreement.

Section 3.2     Former Employees. All former employees of the OS Group and its Subsidiaries who have an employment end date on or before the Effective Time who provided services primarily to the Civeo Business while employed by the OS Group shall be “Former Civeo Group Employees.”. All former employees of the OS Group who are not Former Civeo Group Employees shall be “Former OS Group Employees.”

Section 3.3     Employment Law Obligations.

(a)     WARN Act. After the Effective Time, (i) Oil States shall be responsible for providing any necessary WARN notice and satisfying WARN obligations with respect to any termination of employment of any OS Group Employee that occurs after the Effective Time and (ii) Civeo shall be responsible for providing any necessary WARN notice and satisfying WARN obligations with respect to any termination of employment of any Civeo Group Employee that occurs after the Effective Time.

(b)     Compliance With Employment Laws. With respect to the time period occurring on and after the Distribution Date (i) each member of the OS Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of OS Group Employees and the treatment of any applicable Former OS Group Employees in respect of their employment, and (ii) each member of the Civeo Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Civeo Group Employees and the treatment of any applicable Former Civeo Group Employees in respect of their employment.

Section 3.4     Employee Records.

(a)     Sharing of Information. Subject to any limitations imposed by applicable Law, Oil States and Civeo (acting directly or through members of the OS Group or the Civeo Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

(b)     Transfer of Personnel Records and Authorization. Subject to any limitations imposed by applicable Law, as soon as administratively feasible following the Distribution Date, Oil States shall transfer and assign to Civeo all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Civeo Benefit Plan and all absence management records, Family and Medical Leave Act and employee leave records, insurance beneficiary designations, Flexible Spending Account enrollment confirmations, attendance, and return to work information (“Benefit Management Records”). Subject to any limitations imposed by applicable Law, Oil States, however, may retain originals of, copies of, or access to personnel Records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to Civeo (acting pursuant to the Transition Services Agreement). Civeo will use personnel records, payroll forms and benefit management records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Distribution Date, Oil States records so transferred and assigned may be maintained by Civeo (acting directly or through one of its Subsidiaries) pursuant to Civeo’s applicable records retention policy.

(c)     Access to Records. To the extent not inconsistent with this Agreement and any applicable Laws or Privacy Contracts, reasonable access to Employee-related records after the Distribution Date will be provided to members of the OS Group and members of the Civeo Group pursuant to the terms and conditions of Article V of the Indemnification and Release Agreement. In addition, notwithstanding anything to the contrary, Civeo shall provide Oil States with reasonable access to those records necessary for its administration of any plans or programs on behalf of OS Group Employees and Former OS Group Employees after the Distribution Date as permitted by any applicable Laws or Privacy Contracts. Oil States shall also be permitted to retain copies of all restrictive covenant agreements with any Civeo Group Employee in which any member of the OS Group has a valid business interest. In addition, OS shall provide Civeo with reasonable access to those records necessary for its administration of any plans or programs on behalf of Civeo Group Employees and Former Civeo Group Employees after the Distribution Date as permitted by any applicable Laws or Privacy Contracts. Civeo shall also be permitted to retain copies of all restrictive covenant agreements with any OS Group Employee or Former OS Group Employee in which any member of the Civeo Group has a valid business interest.

(d)     Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Oil States and Civeo shall comply with all applicable Laws and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws or Privacy Contracts applicable to such information.

(e)     No Access to Computer Systems or Files. Except as set forth in the Indemnification and Release Agreement or any Transfer Document, no provision of this Agreement shall give (i) any member of the OS Group direct access to the computer systems or other files, records or databases of any member of the Civeo Group or (ii) any member of the Civeo Group direct access to the computer systems or other files, records or databases of any member of the OS Group, unless specifically permitted by the owner of such systems, files, records or databases.

(f)     Confidentiality. The provisions of this Section 3.4 shall be in addition to, and not in derogation of, the provisions of the Indemnification and Release Agreement governing confidential information, including Section 5.8 of the Indemnification and Release Agreement. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Indemnification and Release Agreement and any other applicable agreement and applicable Law.

(g)     Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this Section 3.4 and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.4. Except as provided under any Transfer Document, no Party shall charge another Party a fee for such cooperation.

Article IV
Equity AWARDS

Section 4.1     General Principles.

(a)     Oil States and Civeo shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Article IV, including, to the extent practicable, providing written notice or similar communication to each Employee who holds one or more awards granted under the OS Equity Plan informing such Employee of (i) the actions contemplated by this Article IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under the OS Equity Plan during which time awards may not be exercised or settled, as the case may be.

(b)     From and after the Distribution, (i) a grantee who has outstanding awards under the OS Equity Plan or the Civeo New Equity Plan shall be considered to have been employed by the applicable plan sponsor before and after the Distribution for purposes of (x) vesting and (y) determining the date of termination of employment as it applies to any such award and (ii) for purposes of determining whether any “change of control” has occurred with respect to any OS Equity Award or Civeo Equity Award, (x) a “change of control” shall only be deemed to have occurred for purposes of any award that is held by an OS Group Employee upon a “change of control” of Oil States and (y) a “change of control” shall only be deemed to have occurred for purposes of any award that is held by a Civeo Group Employee upon a “change of control” of Civeo.

(c)     No award described in this Article IV, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled, or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.

(d)     The adjustment or conversion of OS Equity Awards pursuant to this Article IV is intended to be effectuated in a manner so as to result in each Adjusted OS Equity Award, OS RSA or Civeo Equity Award, as applicable, having an aggregate “fair value” and an “intrinsic value” (in each case, within the meaning of ASC 718 and determined in accordance therewith), as of immediately following the Distribution, that shall not be materially greater than the fair value and intrinsic value of the related OS Equity Award immediately prior to the Distribution.

(e)     The adjustment or conversion of OS Equity Awards shall be effectuated in a manner that is intended to avoid the imposition of any penalty or other taxes on the holders thereof pursuant to Section 409A of the Code.

Section 4.2     Restricted Stock.

(a)     Rather than participate in the Distribution, each OS RSA that is outstanding, unvested and held by an OS Group Employee, Former OS Group Employee, OS Director, Civeo Director or Former Civeo Group Employee as of immediately prior to the Effective Time (an “OS Employee RSA”) shall, following the Effective Time, remain outstanding and the holder thereof shall receive, in lieu of any shares of Civeo Common Stock otherwise distributable in respect of such OS Employee RSA upon the Distribution, an additional number of OS RSAs (the “Additional OS RSAs”) equal to the Additional OS RSA Number. The Additional OS RSAs shall be granted under the same terms and conditions as the related OS Employee RSA. Following the Effective Time, the OS Employee RSAs and Additional OS RSAs shall remain subject to the same terms and conditions as applicable to the OS Employee RSA prior to the Effective Time.

(b)     Rather than participate in the Distribution, each OS RSA that is outstanding, unvested and held by a Civeo Group Employee as of immediately prior to the Effective Time (a “Civeo Employee RSA”) shall be cancelled upon the Effective Time and such holder shall be entitled to receive as soon as practicable following the Effective Time, a number of restricted shares of Civeo Common Stock under the Civeo New Equity Plan equal to the Civeo Share Number (a “Civeo RSA”). Each Civeo RSA described in the preceding sentence shall be subject to substantially the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Civeo Employee RSA immediately prior to the Effective Time (including vesting); provided, however, that from and after the Effective Time the vesting of each Civeo RSA shall be determined based upon continued service with the Civeo Group rather than the OS Group.

Section 4.3     Stock Options.

(a)     Each OS Option whether or not exercisable that is outstanding and held by an OS Group Employee, Former OS Group Employee, OS Director, Civeo Director or Former Civeo Group Employee (an “OS Employee Option”) as of immediately prior to the Effective Time shall, upon the Effective Time, be adjusted such that (i) the number of shares of OS Common Stock subject to such OS Employee Option is the Adjusted OS Share Number (following such adjustment, the OS Employee Option shall be an “Adjusted OS Option”) and (ii) the per share exercise price of such Adjusted OS Option is the OS Adjusted Exercise Price. Other than as described in the preceding sentence, following the Effective Time, the Adjusted OS Option shall remain subject to the same terms and conditions as applicable to the OS Employee Option prior to the Effective Time.

(b)     Each OS Option whether or not exercisable that is outstanding and held by a Civeo Group Employee (a “Civeo Employe Option”) as of immediately prior to the Effective Time shall, upon the Effective Time, be converted into an option to purchase a number of shares of Civeo Common Stock granted under the Civeo New Equity Plan equal to the Civeo Share Number (a “Civeo Option”) with an exercise price per share of Civeo Common Stock equal to the Civeo Adjusted Exercise Price. Each Civeo Option described in the preceding sentence shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Civeo Employee Option immediately prior to the Effective Time (including vesting); provided, however, that from and after the Effective Time the vesting and exercisability of each Civeo Option shall be determined based upon continued service with the Civeo Group rather than the OS Group.

(c)     The adjustments described in this Section 4.3 with respect to OS Options shall be effected in a manner that is consistent with Section 409A of the Code and, with respect to any OS Options “incentive stock options”, in a manner consistent with Section 424(a) of the Code.

Section 4.4     Deferred Stock Awards.

(a)     Time-Based Deferred Stock Awards.

(i)     Each OS DSA that is outstanding and held by an OS Group Employee, Former OS Group Employee, OS Director, Civeo Director or Former Civeo Group Employee as of immediately prior to the Effective Time (an “OS Employee DSA”) shall, upon the Effective Time, be adjusted such that the number of shares of OS Common Stock subject to such OS DSA is the Adjusted OS Share Number (such adjusted OS DSA, an “Adjusted OS DSA”). Other than as described in the preceding sentence, following the Effective Time, the Adjusted OS DSA shall remain subject to the same terms and conditions as applicable to the OS DSA prior to the Effective Time.

(ii)     Each OS DSA, that is outstanding and held by a Civeo Group Employee as of immediately prior to the Effective Time (a “Civeo Employee DSA”) shall, upon the Effective Time, be converted into a time-based deferred stock award granted under the Civeo New Equity Plan with respect to a number of shares of Civeo Common Stock equal to the Civeo Share Number (a “Civeo DSA”). Each Civeo DSA described in the preceding sentence shall be subject to substantially the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Civeo Employee DSA immediately prior to the Effective Time (including vesting); provided, however, that from and after the Effective Time the vesting of each Civeo DSA shall be determined based upon continued service with the Civeo Group rather than the OS Group.

(b)     Performance-Based Deferred Stock Awards.

(i)     Each OS PSU that is outstanding and held by an OS Group Employee, Former OS Group Employee, OS Director, Civeo Director or Former Civeo Group Employee as of immediately prior to the Effective Time (an “OS Employee PSU”) shall, upon the Effective Time, be converted into a number of time-vested OS RSAs equal to the Adjusted OS Share Number. Other than as described in the preceding sentence, following the Effective Time, the resulting OS RSAs shall remain subject to substantially the same terms and conditions as applicable to the OS PSU prior to the Effective Time; provided, however that from and after the Effective Time no further “Performance Objectives” shall apply and the vesting of such OS RSAs shall be determined based solely upon continued service with the OS Group and provided, further that such OS RSAs shall have such other rights as are generally applicable to other OS RSAs (including, without limitation, any such rights relating to voting and dividends).

(ii)     Each OS PSU that is outstanding and held by a Civeo Group Employee as of immediately prior to the Effective Time (a “Civeo Employee PSU”) shall, upon the Effective Time, be terminated at the Effective Time with the holder thereof entitled to receive, as soon as practicable following the Effective Time, a number of time-vested Civeo RSAs granted pursuant to the Civeo New Equity Plan equal to the Civeo Share Number. Other than as described in the preceding sentence, following the Effective Time the Civeo RSAs shall remain subject to substantially the same terms and conditions as applicable to the OS PSU prior to the Effective Time; provided, however that from and after the Effective Time no further “Performance Objectives” shall apply and vesting of such Civeo RSAs shall be determined solely based upon continued service with the Civeo Group and provided, further that such Civeo RSAs shall have such other rights as are generally applicable to other Civeo RSAs (including, without limitation, any such rights relating to voting and dividends).

Section 4.5     Phantom Stock Awards.

(a)     Each OS Phantom Stock Award that is outstanding and held by an OS Group Employee, Former OS Group Employee, OS Director, Civeo Director or Former Civeo Group Employee as of immediately prior to the Effective Time (an “OS Employee Phantom Stock Award”) shall, upon the Effective Time, be adjusted such that the number of shares of OS Common Stock subject to such OS Phantom Stock Award is the Adjusted OS Share Number (such adjusted OS Phantom Stock Award, an “Adjusted OS Phantom Stock Award”). Other than as described in the preceding sentence, following the Effective Time the Adjusted OS Phantom Stock Award shall remain subject to the same terms and conditions as applicable to the OS Phantom Stock Award prior to the Effective Time.

(b)     Each OS Phantom Stock Award, that is outstanding and held by a Civeo Group Employee or Former Civeo Group Employee as of immediately prior to the Effective Time (a “Civeo Employee Phantom Stock Award”) shall, upon the Effective Time, be converted into a cash-settled phantom stock award with respect to a number of shares of Civeo Common Stock equal to the Civeo Share Number (a “Civeo Phantom Stock Award”). Each Civeo Phantom Stock Award described in the preceding sentence shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Civeo Employee Phantom Stock Award immediately prior to the Effective Time (including vesting); provided, however, that from and after the Effective Time the vesting of each Civeo Phantom Stock Award shall be determined based upon continued service with the Civeo Group rather than the OS Group.

Section 4.6     Section 16(b) of the Exchange Act; Code Sections 162(m) and 409A.

(a)     By approving the adoption of this Agreement, the respective Boards of Directors of each of Oil States and Civeo intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of Oil States and Civeo, and the respective Boards of Directors of Oil States and Civeo also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent such method is permitted under the applicable OS Equity Plan, Civeo New Equity Plan and award agreement.

(b)     Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), Oil States and Civeo agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.

Section 4.7     Liabilities for Settlement of Awards. Except as provided for pursuant to Section 4.9, from and after the Effective Time (a) Oil States shall be responsible for all Liabilities associated with OS Equity Awards, including any option exercise, share delivery, registration or other obligations related to the exercise, vesting or settlement of the OS Equity Awards and (b) Civeo shall be responsible for all Liabilities associated with Civeo Equity Awards, including any option exercise, share delivery, registration or other obligations related to the exercise, vesting or settlement of the Civeo Equity Awards.

Section 4.8     Form S-8. Upon or as soon as reasonably practicable after the Effective Time and subject to applicable Law, Civeo shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of a number of shares of Civeo Common Stock at a minimum equal to the number of shares subject to Civeo RSAs, Civeo Options, Civeo DSAs and Civeo PSUs. Civeo shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any Civeo RSAs, Civeo Options, Civeo DSAs and Civeo PSUs remain outstanding.

Section 4.9     Tax Reporting and Withholding for Equity-Based Awards. Oil States (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to income of OS Group Employees, Former OS Group Employees or Former Civeo Group Employees from equity-based awards outstanding under the OS Equity Plans, and Civeo (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to income of Civeo Group Employees from equity-based awards outstanding under the Civeo New Equity Plan. Similarly, Oil States will be responsible for all income, payroll, or other tax reporting related to income of its non-employee directors from equity-based awards, and Civeo will be responsible for all income, payroll, or other tax reporting related to income of its non-employee directors from equity-based awards. Further, Oil States (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for OS Group Employees and Former OS Group Employees to each applicable taxing authority, and Civeo (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for Civeo Group Employees and Former Civeo Group Employees to each applicable taxing authority. Oil States and Civeo acknowledge and agree that the parties will cooperate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

Section 4.10     Plan Administrator. Each of Civeo and OS agree that, unless otherwise agreed by the other Party in writing, it will use E*TRADE for at least one year following the Effective Time to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this Article IV).

Section 4.11     Approval of Civeo New Equity Plan. Not later than the Effective Time, Civeo shall, or shall have caused a Civeo Entity to, have adopted the Civeo New Equity Plan. The Civeo New Equity Plan shall be approved prior to the Effective Time by Oil States, as the sole shareholder of Civeo.

Section 4.12     Reporting of Pool of Windfall Tax Benefits. This Section 4.12 applies only for purposes of the financial statement reporting of Oil States and Civeo subsequent to the Distribution Date. For the pool of windfall tax benefits generated by OS Equity Awards settled prior to the Effective Time and resulted from OS Equity Awards which were issued to Civeo Group Employees, it is agreed such amounts will be carved out of the Oil States pool of windfall tax benefits and allocated to Civeo. Such amounts will be communicated to Civeo by Oil States at the Distribution Date.

Article V
Bonus and Short-Term Incentive PLANS

Section 5.1     Establishment of Civeo Short-Term Incentive Plan. Not later than the Effective Time, Civeo shall, or shall cause another Civeo Entity to, adopt a plan that will provide annual bonus and short-term cash incentive compensation opportunities for Civeo Group Employees that are substantially similar to the opportunities provided to such Civeo Group Employees under the OS Short-Term Incentive Plan immediately prior to the Effective Time (the “Civeo Short-Term Incentive Plan”), subject to Civeo’s right to amend each such plan after the Effective Time in accordance with the terms thereof. The Civeo Short-Term Incentive Plan shall be approved prior to the Effective Time by Oil States, as the sole shareholder of Civeo, and Civeo Group Employees shall participate in such Civeo Short-Term Incentive Plan immediately following the Effective Time; provided, however, that service with Oil States shall be credited for the purposes of determining whether such Civeo Group Employee had been a participant in the Civeo Short-Term Incentive Plan during the applicable performance period. For the plan year in which the Effective Time occurs, Civeo shall assume all short-term incentive awards relating to Civeo Group Employees and Former Civeo Group Employees and, for the avoidance of doubt, shall assume any related performance targets established by the OS Group prior to the Spin-Off which relate to the Civeo Business.

Section 5.2     Treatment of OS Short- Term Incentive Plan. From and after the Effective Time, Civeo Group Employees and Former Civeo Group Employees shall cease participation in the annual bonus and short-term cash incentive compensation opportunities of the OS Short-Term Incentive Plan and shall, for the avoidance of doubt, not be entitled to any benefits thereunder for the year in which the Effective Time occurs.

Section 5.3     Plan Liabilities. For the avoidance of doubt, (i) the Civeo Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Civeo Group Employee or Former Civeo Group Employee is eligible to receive under any Civeo Group annual bonus and other short-term incentive compensation plans with respect to payments made beginning at or after the Effective Time, including the Civeo Short-Term Incentive Plan, and no member of the OS Group shall have any obligations with respect thereto, and (ii) the OS Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any OS Group Employee or Former OS Group Employee is eligible to receive under any OS annual bonus and other short-term incentive compensation plans with respect to payments made beginning at or after the Effective Time, including the OS Short-Term Incentive Plan, and no member of the Civeo Group shall have any obligations with respect thereto.

Article VI
U.S. Qualified Defined Contribution Plans

Section 6.1     Establishment of the Civeo 401(k) Plan. As of the Effective Time, Civeo shall, or shall cause another Civeo Entity to, establish a defined contribution plan and trust for the benefit of Civeo Group Employees (the “Civeo 401(k) Plan”) with terms substantially similar to the terms of the OS 401(k) Plan. Civeo shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Civeo 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Civeo (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Civeo 401(k) Plan.

Section 6.2     Transfer of OS 401(k) Plan Assets. Not later than thirty (30) days following the Distribution Date (or such later time as mutually agreed by the Parties), Oil States shall cause the accounts (including any outstanding loan balances) in the OS 401(k) Plan attributable to Civeo Group Employees and Former Civeo Group Employees who will participate in the Civeo 401(k) Plan (the “Civeo 401(k) Plan Participants”) and all of the Assets in the OS 401(k) Plan related thereto to be transferred in-kind to the Civeo 401(k) Plan, and Civeo shall cause the Civeo 401(k) Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay, and discharge, all obligations of the OS 401(k) Plan relating to the accounts of the Civeo 401(k) Plan Participants (to the extent the Assets related to those accounts are actually transferred from the OS 401(k) Plan to the Civeo 401(k) Plan) following the Distribution Date. The transfer of Assets shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA. The Parties shall cooperate in good faith to coordinate any necessary withholding for repayment of any outstanding loan balances attributable to the accounts of the Civeo Group during the period from the Distribution Date through the date of the transfer of Assets pursuant to this Section 6.2, and payment of such amounts to the OS 401(k) Plan.

Section 6.3     Continuation of Elections. As of the Distribution Date, Civeo (acting directly or through members of the Civeo Group) shall cause the Civeo 401(k) Plan to recognize and maintain all OS 401(k) Plan elections, including, but not limited to, deferral, investment, and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Civeo Group Employees to the extent such election or designation is available under the Civeo 401(k) Plan.

Section 6.4     Tax Qualified Status. Civeo will take all steps and make any necessary filings with the IRS to establish and maintain the Civeo 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, including seeking and obtaining a favorable determination letter from the IRS as to such qualification. Furthermore, no later than thirty (30) days prior to the Distribution Date, Oil States and Civeo (each acting directly or through their respective Affiliates) shall, to the extent necessary, file IRS Form 5310-A regarding the transfer of Assets and Liabilities from the OS 401(k) Plan to the Civeo 401(k) Plan as discussed in this Article VI.

Article VII
Nonqualified DEFERRED Compensation Plans

Section 7.1     Establishment of Civeo Deferred Compensation Plan. As soon as practicable following the Distribution Date and in no event later than December 31, 2014, Civeo shall, or shall cause another Civeo Entity to, establish and adopt a deferred compensation plan for its key employees and directors (the “Civeo Deferred Compensation Plan”) to provide each Civeo Group Employee, Civeo Director or Former Civeo Group Employee who was a participant in the OS Deferred Compensation Plan as of immediately prior to the Effective Time (the “Civeo Deferred Compensation Beneficiaries”) benefits following the establishment of such Civeo Deferred Compensation Plan which are substantially similar to those available to such person under the OS Deferred Compensation Plan as of immediately prior to the Effective Time. As of the Effective Time, the Civeo Group Employees, Civeo Directors and Former Civeo Group Employees shall cease to actively participate in the OS Deferred Compensation Plan and shall not be entitled to defer additional amounts or receive additional benefits (other than earnings on amounts already-deferred) pursuant to the OS Deferred Compensation Plan. The Parties agree that, for purposes of the OS Deferred Compensation Plan, the employment of a Civeo Deferred Compensation Beneficiary shall not be considered to have terminated (and, for the avoidance of doubt, such Civeo Deferred Compensation Beneficiary shall not be deemed to have incurred a “separation from service”) as a result of the Distribution or the transfer of employment from Oil States (or an OS Entity) to Civeo (or a Civeo Entity), and such employment shall only be considered to terminate for purposes of the Civeo Deferred Compensation Plan when the employment of such Civeo Deferred Compensation Beneficiary with the Civeo Group terminates in accordance with the terms of the Civeo Deferred Compensation Plans and applicable Laws.

Section 7.2     Transfer of Liability and Responsibility. As soon as practicable and not later than 30 days following the date upon which the Civeo Deferred Compensation Plan is established, Civeo or a member of the Civeo Group shall assume all of the Liabilities and obligations in respect of Civeo Deferred Compensation Beneficiaries under the OS Deferred Compensation Plan (the date of such assumption, the “Deferred Compensation Transfer Date”). From and after the Deferred Compensation Transfer Date, Civeo or a member of the Civeo Group shall have sole responsibility for the administration of the Civeo Deferred Compensation Plan and the payment of benefits thereunder to or on behalf of Civeo Deferred Compensation Beneficiaries, and no member of the OS Group shall have any Liability or responsibility therefor. Oil States shall have sole responsibility for the administration of the OS Deferred Compensation Plan and the payment of benefits thereunder to or on behalf of OS Group Employees and Former OS Group Employees, and no member of the Civeo Group shall have any liability or responsibility therefor. During the period commencing on the Distribution Date and ending on the Deferred Compensation Transfer Date, deferred compensation amounts attributable to amounts deferred by Civeo Deferred Compensation Beneficiaries prior to the Effective Time shall remain under the OS Deferred Compensation Plan and Oil States shall be primarily responsible for the payment of all such benefits thereunder to Civeo Deferred Compensation Beneficiaries; provided, however that in the event that OS or a member of the OS Group incurs any such Liabilities, Civeo or a member of the Civeo Group shall indemnify and hold harmless OS and the OS Group for all such Liabilities and provided, further that in the event that there is a payment of benefits pursuant to the OS Deferred Compensation Plan to a Civeo Deferred Compensation Beneficiary, such Liabilities shall be reduced by the portion of the Assets held in the OS Grantor Trust attributable to such OS Deferred Compensation Beneficiary’s benefit (as reasonably determined by Oil States). The Parties acknowledge the complexity of the implementation of the transfers of Assets and Liabilities described in this Article VII and agree to cooperate in good faith to implement the assignment to, and assumption by, the Civeo Group of the Assets and Liabilities relating to the OS Deferred Compensation Plan as set forth herein. In the event the Parties mutually agree that an alternative procedure for implementing this Article VII is appropriate and consistent with the principles set forth in this Article VII, such alternative procedure shall be followed.

Section 7.3     Continuation of Deferral Elections. As of the Distribution Date, Civeo (acting directly or through members of the Civeo Group) shall, or shall cause the appropriate member of the Civero Group to, assume and recognize (or continue to recognize) all current deferral elections applicable to Civeo Deferred Compensation Beneficiaries, with all such amounts deferred thereunder during the period from and after the Distribution Date treated as having been deferred pursuant to the Civeo Deferred Compensation Plan.

Section 7.4     Grantor Trusts. Prior to the Deferred Compensation Transfer Date, Civeo shall, or shall cause a member of the Civeo Group to, adopt a grantor trust in a form that is substantially comparable to the OS Grantor Trust as in effect immediately prior to the Effective Time (the “Civeo Grantor Trust”). Subject to obtaining any required consents, in connection with the assumption of the Liabilities under the OS Deferred Compensation Plan in respect of Civeo Deferred Compensation Beneficiaries, Oil States shall (or shall cause a member of the OS Group to), on the Deferred Compensation Transfer Date, transfer Assets to the Civeo Grantor Trust in an amount equal to the funded percentage of such Liabilities (as reasonably determined by Oil States) as of the Effective Time less any Assets used to fund benefits payable to Civeo Deferred Compensation Beneficiaries during the period commencing on the Distribution Date and ending on the Deferred Compensation Transfer Date. Oil States and Civeo agree to cooperate in good faith to obtain any consents required to effectuate the transfer of Assets set forth in this Section 7.4.

Section 7.5     Section 409A. The Parties agree in good faith to discharge their respective obligations pursuant to this Article VII in a manner that is consistent with the terms of the OS Deferred Compensation Plan and applicable Laws (including Section 409A of the Code). In the event the Parties determine that the actions described in this Article VII may result in a Civeo Deferred Compensation Beneficiary becoming subject to additional taxes pursuant to Section 409A of the Code, the Parties agree to cooperate in good faith to modify the procedures described in this Article VII to prevent such Civeo Deferred Compensation Beneficiary from becoming subject to such additional tax.

Article VIII
Welfare Plans

Section 8.1     Establishment of Civeo Welfare Plans. On or prior to the Effective Time, Civeo shall, or shall cause another Civeo Entity to, establish and adopt Civeo Welfare Plans which will provide welfare benefits to each Civeo Group Employee and Former Civeo Group Employee and who is, as of the Effective Time a participant in any of the OS Welfare Plans (and their eligible spouses and dependents, as the case may be) (collectively, the “Civeo Welfare Plan Participants”) under terms and conditions that are substantially similar to the OS Welfare Plans. Coverage and benefits under the Civeo Welfare Plans shall then be provided to the Civeo Welfare Plan Participants on an uninterrupted basis under the newly established Civeo Welfare Plans which shall contain substantially the same terms and conditions as in effect under the corresponding OS Welfare Plans immediately prior to the Effective Time. Civeo Welfare Plan Participants shall cease to be eligible for coverage under the OS Welfare Plans at the Effective Time. For the avoidance of doubt, Civeo Welfare Plan Participants shall not participate in any OS Welfare Plans after the time set forth in the immediately preceding sentence, and OS Group Employees and Former OS Group Employees shall not participate in any Civeo Welfare Plans at any time.

Section 8.2     Transitional Matters Under Civeo Welfare Plans.

(a)     Liability for Claims Incurred. Oil States or a member of the OS Group shall be liable for all claims for benefits (other than short-term disability, medical and flexible spending accounts) by Civeo Welfare Plan Participants under the OS Welfare Plans arising out of occurrences on or prior to the Effective Time. Oil States or a member of the OS Group shall be liable for claims for short-term disability benefits by Civeo Welfare Plan Participants under OS Welfare Plans with respect to payments otherwise due on or prior to the Effective Time. Oil States or a member of the OS Group shall be liable for claims for medical benefits by Civeo Welfare Plan Participants under the OS Welfare Plans with respect to services and treatment rendered on or prior to the Effective Time. Civeo or a member of the Civeo Group shall be liable for all other Welfare Plan coverages for Civeo Welfare Plan Participants under the Civeo Welfare Plans for which Oil States or a member of the OS Group is not liable, as set forth above.

(b)     Credit for Deductibles and Other Limits. With respect to each Civeo Welfare Plan Participant, each Civeo Welfare Plan will give credit for the plan year in which the Distribution Date occurs for any amount paid, number of services obtained or provider visits by such Civeo Welfare Plan Participant toward deductibles, out-of-pocket maximums, limits on number of services or visits, or other similar limitations to the extent such amounts are taken into account under the corresponding OS Welfare Plan. For purposes of any life-time maximum benefit limit payable to a Civeo Welfare Plan Participant under any Civeo Welfare Plan, the Civeo Welfare Plan will recognize any expenses paid or reimbursed by an OS Welfare Plan with respect to such participant prior to the Effective Time to the same extent such expense payments or reimbursements would be recognized in respect of an active plan participant under the applicable OS Welfare Plan.

(c)     COBRA. At and after the Effective Time, Civeo shall assume all Liabilities and other obligations under COBRA (and shall provide any required covereage under the Civeo Welfare Plans) with respect to all Civeo Group Employees and Former Civeo Group Employees (and, in either case, their qualifying beneficiaries) who, as of the day prior to the Distribution Date, were covered under an OS Welfare Plan pursuant to COBRA or who have a COBRA qualifying event (as defined in Section 4980B of the Code) prior to the Distribution Date.

Section 8.3     Benefit Elections and Designations and Continuity of Benefits.

(a)     Benefit Elections and Designations. As of the Distribution Date (or such other date provided for under Section 8.3(b)), Civeo shall cause each Civeo Welfare Plan to recognize and give effect to all elections and designations (including all coverage and contribution elections and beneficiary designations) made by each Civeo Welfare Plan Participant under, or with respect to, the corresponding OS Welfare Plan for the plan year in which the Distribution occurs. Notwithstanding the foregoing, nothing in this Section 8.3(a) will prohibit Civeo from soliciting or causing the solicitation of new election forms or beneficiary designations from Civeo Welfare Plan Participants to be effective under the Civeo Welfare Plan as of the Distribution Date or any time thereafter.

(b)     Additional Details Regarding Flexible Spending Accounts. Pursuant to Section 8.1, (i) at or prior to the Effective Time, Civeo shall, or shall cause another Civeo Entity to, establish and adopt Civeo Welfare Plans which will provide health care flexible spending account and dependent care flexible spending account benefits to Civeo Welfare Plan Participants (each a “Civeo FSA”) and (ii) Civeo Welfare Plan Participants shall cease to be eligible to participate in the health care flexible spending account and dependent care flexible spending account plans of Oil States (each, an “OS FSA”). For purposes of claims incurred by Civeo Welfare Plan Participants under the OS FSAs and Civeo FSAs, respectively, claims incurred on or prior to the Distribution Date shall be the responsibility of Oil States under the OS FSAs and claims incurred after the Distribution Date shall be the responsibility of Civeo and the Civeo FSAs. In addition, no later than seventy five (75) days following the Distribution Date, Civeo shall provide a cash reimbursement payment to each Civeo Welfare Plan Participant equal to (i) the amount, if any, by which (x) the aggregate payroll deductions in respect of such Civeo Welfare Plan Participant under the OS FSAs for the year in which the Distribution Date occurs exceeds (y) the aggregate claims filed under the OS FSAs by such Civeo Welfare Plan Participant as of the date that is thirty (30) days following the Distribution Date, less (ii) all required tax withholding on such amount.

(c)     Employer Non-elective Contributions. As of immediately after the Effective Time, Civeo shall cause any Civeo Welfare Plan that constitutes a “cafeteria plan” under Section 125 of the Code to recognize and give effect to all non-elective employer contributions credited toward coverage of a Civeo Welfare Plan Participant under the corresponding OS Welfare Plan that is a cafeteria plan under Section 125 of the Code for the applicable plan year.

(d)     Waiver of Conditions or Restrictions. Unless prohibited by applicable Law or a Collective Bargaining Agreement, the Civeo Welfare Plans will waive all limitations as to preexisting conditions, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to the Civeo Welfare Plan Participant following the Effective Time to the extent that such participant had previously satisfied such limitation under the corresponding OS Welfare Plan.

Section 8.4     Insurance Contracts. To the extent any OS Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Oil States and Civeo will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Civeo (except for desired design changes or to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Oil States and Civeo for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 8.4.

Section 8.5     Third-Party Vendors. Except as provided below, to the extent any OS Welfare Plan is administered by a third-party vendor, Oil States and Civeo will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Civeo and to maintain any pricing discounts or other preferential terms for both Oil States and Civeo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 8.5.

Article IX
Workers’ Compensation and Unemployment Compensation

Section 9.1     Civeo Workers’ and Unemployment Compensation. Effective as of the Effective Time, (a) the Civeo Entity employing each Civeo Group Employee shall have (and, to the extent it has not previously had such obligations, such Civeo Entity shall assume) the obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all Civeo Group Employees employed by that Civeo Entity and (b) Civeo shall cause a member of the Civeo Group to assume all obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all Former Civeo Group Employees. Effective as of the Effective Time, Civeo, acting through the Civeo Entity employing each Civeo Group Employee, will be responsible for (a) obtaining workers’ compensation insurance, including providing all collateral required by the insurance carriers and providing all notices to Civeo Group Employees required by applicable workers’ compensation Laws and (b) establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies. To the extent that such unemployment insurance coverage cannot be either assigned to or obtained by Civeo or a Civeo Entity, in respect of unemployment claims and Liabilities otherwise to be assumed by Civeo or a Civeo Entity pursuant to this Section 9.1, Oil States shall remain primarily liable for such claims and Liabilities, but Civeo shall indemnify and hold harmless Oil States for any such claims and Liabilities. If the preceding sentence applies, then at one or more mutually agreed upon dates, Oil States shall determine in good faith the present value of such claims and Liabilities and Civeo shall reimburse Oil States for that amount.

Section 9.2     Assignment of Contribution Rights. Oil States will transfer and assign (or cause another member of the OS Group to transfer and assign) to a member of the Civeo Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which Civeo is responsible for pursuant to this Article IX.

Section 9.3     Collateral. On and after the Distribution Date, Civeo (acting directly or through a member of the Civeo Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the Civeo Group under this Article IX.

Section 9.4     Cooperation. Civeo and Oil States shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.

Article X
Severance

Section 10.1     Establishment of Civeo Severance Program. As soon as reasonably practicable following the Effective Time, Civeo shall, or shall cause another Civeo Entity to, establish and adopt a change in control severance program (or, in the discretion of Civeo, individual arrangements) which provides for each Civeo Group Employee who was a participant in the OS CIC Severance Plan as of immediately prior to the Effective Time to receive severance benefits following the Effective Time at such levels and subject to such terms as the board of directors of Civeo determines in its reasonable discretion. As of the Effective Time, the Civeo Group Employees shall no longer participate in the OS CIC Severance Plan.

Section 10.2     Liability for Severance. As of the Effective Time, Oil States shall have no Liability or obligation under any OS Group severance plan (including, without limitation, the OS CIC Severance Plan) or policy with respect to Civeo Group Employees or Former Civeo Group Employees.

Article XI
Benefit Arrangements and Other Matters

Section 11.1     Termination of Participation. Except as otherwise provided under this Agreement, effective as of the Effective Time, Civeo Group Employees shall cease participation in each OS Benefit Plan and shall no longer be eligible to participate in any OS Benefit Plan.

Section 11.2     Accrued Time Off. Civeo shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Civeo Group Employees which accrued prior to the Effective Time.

Section 11.3     Leaves of Absence. Civeo will continue to apply the appropriate leave of absence policies applicable to inactive Civeo Group Employees who are on an approved leave of absence as of the Effective Time. Leaves of absence taken by Civeo Group Employees prior to the Effective Time shall be deemed to have been taken as employees of a member of the Civeo Group.

Section 11.4     Collective Bargaining Agreements. The OS Group shall have no further Liability for or under any collective bargaining agreements, collective agreements, multiemployer plans, pension and welfare plans and arrangements, labor union, trade union or works council agreements entered into with any member of the OS Group, any union, works council or representative (if any) of any Civeo Group Employee and such agreements, plans, and arrangements shall, to the extent permitted under applicable Law and their respective terms, be assigned from the applicable OS Entity to Civeo (or a Civeo Entity designated by Civeo) effective as of the Effective Time and Civeo shall cooperate in submitting and completing any required successor employer application, or similar application or notice, in order to effectuate any such assignment.

Section 11.5     Restrictive Covenants in Employment and Other Agreements. To the fullest extent permitted by the agreements described in this Section 11.5 and applicable Law, Oil States shall assign, or cause an applicable member of the OS Group to assign (including through notification to employees, as applicable), to Civeo or a member of the Civeo Group, as designated by Civeo, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the OS Group and a Civeo Group Employee, with such assignment to be effective as of the Effective Time. To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the Civeo Group shall be considered to be a successor to each member of the OS Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the OS Group and a Civeo Group Employee, such that each member of the Civeo Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Civeo Group; provided, however, that in no event shall Oil States be permitted to enforce such restrictive covenant agreements against Civeo Group Employees for action taken in their capacity as employees of a member of the Civeo Group.

Article XII
[INTENTIONALLY OMITTED]

Article XIII
General Provisions

Section 13.1     Preservation of Rights to Amend. The rights of each member of the OS Group and each member of the Civeo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 13.2     Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Indemnification and Release Agreement, including Section 3.4(f) of this Agreement and Section 5.8 of the Indemnification and Release Agreement.

Section 13.3     Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, on and after the Distribution Date, Civeo shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights, and unemployment compensation claims asserted at any time against Oil States or any member of the OS Group by (a) any Civeo Group Employee or Former Civeo Group Employee (including any dependent or beneficiary of any such Employee), (b) any consultant or independent contractor who provided or provides services primarily for the benefit of the Civeo Business or (c) any other person to the extent such actions or claims otherwise arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with respect to the business activities of any member of the Civeo Group. Clause (c) of the preceding sentence to the contrary notwithstanding, to the extent that any such legal action is brought by an OS Group Employee or Former OS Group Employee and relates to employment or the provision of services with respect to both the business activities of a member of the Civeo Group and the business activities of a member of the OS Group (excluding the Civeo Group), reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties based upon the relative levels of service provided between the Civeo Business and the businesses of the OS Group other than the Civeo Business. Further notwithstanding the foregoing, to the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both OS Group Employees (or Former OS Group Employees) and Civeo Group Employees (or Former Civeo Group Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Indemnification and Release Agreement shall apply with respect to each Party’s indemnification obligations under this Section 13.3.

Section 13.4     Reimbursement and Indemnification. To the extent provided for under this Agreement, each Party agrees to reimburse the other Party, within 30 days of receipt from the other Party of reasonable verification, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective OS and Civeo 401(k) Plans, Welfare Plans and other Benefit Plans and, as contemplated by Section 10.2, any termination or severance payments or benefits. All Liabilities retained, assumed, or indemnified against by Civeo pursuant to this Agreement, and all Liabilities retained, assumed, or indemnified against by Oil States pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Indemnification and Release Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the Civeo Group to pay or reimburse to any member of the OS Group any benefit-related cost item that a member of the Civeo Group has paid or reimbursed to any member of the OS Group prior to the Effective Time; and (ii) no provision of this Agreement shall require any member of the OS Group to pay or reimburse to any member of the Civeo Group any benefit-related cost item that a member of the OS Group has paid or reimbursed to any member of the Civeo Group prior to the Effective Time.

Section 13.5     Costs of Compliance with Agreement. Except as otherwise provided in this Agreement or any other Transfer Document, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Section 13.6     Fiduciary Matters. Oil States and Civeo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 13.7     Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement, the Transfer Documents and the plans and agreements referenced herein), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Any conflicts between the provisions of this Agreement and the Separation Agreement or any Transfer Document shall be addressed in the manner set forth in Sections 5.6 and 5.7 of the Separation Agreement.

Section 13.8     Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.

Section 13.9     Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties. Any Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by another Party with any of the agreements, covenants, or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

Section 13.10     Remedies Cumulative. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 13.11     Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given: (a) when personally delivered, (b) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (c) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (d) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (a), (b) or (c)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 13.12     Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 13.13     Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a non-appealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 13.14     Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance, and remedies.

Section 13.15     Dispute Resolution. The procedures set forth in Article IV of the Indemnification and Release Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability, or validity hereof.

Section 13.16     Performance. Each of Oil States and Civeo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the OS Group and any member of the Civeo Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 13.17     Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

Section 13.18     Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, this Agreement shall be of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

OIL STATES INTERNATIONAL, INC.

By:	/s/ Cindy B. Taylor
Name:	Cindy B. Taylor
Title:	President and Chief Executive Officer

Civeo Corporation

By:	/s/ Bradley J. Dodson
Name:	Bradley J. Dodson
Title:	President and Chief Executive Officer

SIGNATURE PAGE

EMPLOYEE MATTERS AGREEMENT

SCHEDULE 3.1(a)

CERTAIN CIVEO GROUP EMPLOYEES

None.

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